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                                    AGREEMENT

     AGREEMENT entered into this _____ day of __________, between COMPANY1, a New York Corporation doing business at _________________________________, New York, (hereinafter referred to as "COMPANY1"), and COMPANY2, Inc., a New York Corporation doing business at _____________________________________________ New
York, __________________________________________________________________ and
residing at hereinafter jointly referred to as the "COMPANY2").

     WHEREAS, COMPANY2, Inc. has been organized to provide certain real estate and construction related services for the acquisition of real estate properties, improvement and/or construction and/or renovation to the real estate properties, marketing and sales of said real estate projects; and

     WHEREAS, has, or may obtain the financial resources to fund the activities of COMPANY2, Inc.; and

     WHEREAS, COMPANY2, Inc. is an "independent contractor," as that term is defined in the Internal Revenue Code and the Regulations promulgated thereunder, as amended, and COMPANY2, Inc. is qualified to render the services required.

     NOW THEREFORE, in consideration of the mutual covenants herein set forth, and of the promises made, the parties hereto agree as follows:

     1. ACCEPTANCE OF SCOPE. hereby engages COMPANY2, Inc. and COMPANY2, Inc. hereby accepts the engagement, under the terms and conditions set forth herein, to contribute their knowledge, talent, expertise, time, as well as management and supervision of the construction and/or rehabilitation of the properties, and shall contributed their full time and effort in the location of properties for purchase, arrange the actual acquisition of same, supervision the construction and/or rehabilitation of same, market and sell the properties. COMPANY2, Inc. represent that they have contractors willing to engage in the construction and/or rehabilitation of the properties, and who will agree to be paid upon the sale and closing of title of each property.
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     2. PERFORMANCE OF COMPANY2, INC. Subject to the conditions or limitations set forth herein, and to the requirement of any law or administrative enactment applicable to the interests created herein, COMPANY2, Inc. shall perform the following:

     (a) Use its best efforts to secure projects for the parties during the term of this agreement, at the best possible terms and at maximum profit margins;

     (b) Negotiate all contracts for the purchase of the Real Estate Projects, subject to the verbal approval of COMPANY1;

     (c) Negotiate contracts for the construction and/or rehabilitation of the properties, at a price agreeable to COMPANY1, with contractors who agree in writing to be paid their fees and costs upon the sale of the subject property;

     (d) Manage and supervise the construction and/or rehabilitation of the properties;

     (e) Market and sell the properties at a price. must agree to the sale price in the event the profit to is less than $_____;

     (f) Make reports to COMPANY1, not less often than monthly as to the status of each and every project, providing such information which may be requested by COMPANY1.

         3. SCOPE OF PERFORMANCE. The following are conditions governing the performance of the respective duties and responsibilities of the parties:

     (a) COMPANY2, Inc. shall not, without express authorization from COMPANY1, make, cause to be made, contract for, or agree to any expenditure, the total cost of which will exceed $10,000.00, without the prior written approval of COMPANY1. This restriction shall apply to the total cost of any undertaking in connection with the business and affairs of COMPANY1;
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     (b) ______, ______and COMPANY2, Inc. and staff shall devote their full time attention in furtherance of the goals of this contract, and shall be precluded from engaging in any other business ventures during the term of this contract which is similar, or in competition to the business purpose of COMPANY1, and shall be precluded from engaging in any other business ventures which effects or impairs the business purpose of COMPANY1, including but not limited to the diminishment of time devoted by ________and/or COMPANY2, Inc. to the business of COMPANY1;

     (c) Should COMPANY2, Inc. fail to close the sale of any property within a six (6) month period beginning from the day of purchase, then upon five (5) days notice will take over management and sale of said property. In the event exercises its right to take over a particular property, COMPANY2, Inc. will receive no compensation for services relative to such property. Should the eventual sale of said property fail to compensate for its total costs including the compensation herein described in paragraph 5, COMPANY2, Inc. shall immediately pay over to said deficiency;

     (d) Notwithstanding paragraph (c) herein, COMPANY2, Inc. may within the six
(6) month period described in paragraph (c) above, purchase the property from for the purchase price paid by plus the compensation described in paragraph 5(a), and all costs incurred by COMPANY1.

     (e) In the event that takes back a property as described in paragraphs 3 and 5, COMPANY2, Inc. shall pay to an amount equal to ________ ( %) percent of COMPANY1's total cost which shall hold as a reserve to compensate for any deficiencies on the sale of the properties. Any monies over and above the deficiency amount shall be paid back to COMPANY2, Inc. after has been paid for all costs and compensations as described elsewhere herein, any excess funds shall be remitted to COMPANY2, Inc.
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     4. INSURANCE. COMPANY2, Inc. will, at COMPANY1's cost, maintain adequate and proper insurance on each of the projects and shall not be-held responsible for any claims arising from same. shall be reimbursed for the foregoing cost at closing of title of each project.

     5. COMPENSATION.

     (a) shall pay COMPANY2, Inc., as compensation for its services hereunder, the net gains and profits on the sale of each project, less a fee to of $_____ per property. In the event a property is not sold and titled closed within 75 days of acquisition, then in that event, shall also receive one percent (1%) per month on the total outstanding balance due on each property until said property is sold and title closes. In the event a property is sold and closed in less than seventy five (75) days of acquisition, then in that event the fees due shall be reduced (1%) per month for every month that is less than 75 days from acquisition to closing. The above one (1%) percent adjustments are based on an average property cost of ________and 00/100 ($ 000.00) Dollars;

     (b) Notwithstanding paragraph 5(a) herein, should the net proceeds on the sale of a property taken over by under this paragraph fail to reimburse for its costs and compensations (as described in paragraph 5) then COMPANY2, Inc. will immediately pay to said deficiency;

     (c) In the event that takes back a property pursuant to paragraphs 3 and 5 herein, and COMPANY2, Inc. fails to pay said deficiency immediately all losses (including escrows) incurred by may be deducted from the profit earned on any property that is the subject of this agreement.

     6. TERM. This Agreement shall take effect on the date hereof and shall continue in full force and effect for two years, at which time it shall be automatically extended for additional one (1) year periods unless terminated. Any such extension, continuation, or renewal shall be on the same terms, as contained herein, together with any amendments which may be agreed upon. This Agreement shall terminate immediately and without notice in the event a petition in bankruptcy is filed by or against either party, or in the event either party shall make an assignment for the benefit of creditors or take any action for relief under statutes or rules relating to insolvency.
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     7. ASSIGNMENT. This Agreement shall not be transferred, assigned, sold, or in any manner hypothecated or pledged by the Manager, and shall terminate automatically upon any such transfer, assignment, sale, hypothecation, or pledge, except that this Agreement shall not terminate upon any sale or merger of the Manager, if the presently controlling interests of the Manager continue in control of the purchaser or the resulting company after such sale or merger.

     8. INDEPENDENT CONTRACTOR STATUS. In the event any provision of this Agreement shall cause COMPANY2, Inc. to be other than an "independent contractor," as defined in the Internal Revenue Code, as amended, or in the event that there is any change in the affairs of COMPANY2, Inc. which would terminate its status as an "independent contractor" as so defined, then, in that event, this Agreement shall be deemed immediately amended to remove or modify the provision which gives rise to such disqualification, or, if such is not possible, this Agreement shall be immediately terminable by COMPANY2, Inc., without notice. Notice shall be given to COMPANY2, Inc. within a reasonable time after such a termination occurs, if terminated by COMPANY1.

     9. NON COMPETITION. __________and COMPANY2, Inc. agree that during the term of this agreement, and as extended or renewed, they will not, directly or indirectly, either as their own account, or as a partner, employee, agent, manager, regional employees employee, or sales of or for any person, firm, association, corporation, or other entity, compete in a similar or competitive business with the purpose of this joint venture. This covenant is of the essence of this agreement and it shall be construed as independent of any other provision of this agreement. Any violation of this Section shall entitle to immediately terminate this agreement, and any monies due, or to become due to _________________ and/or COMPANY2, Inc. shall immediately be forfeited. Any violation of the agreement by shall entitle COMPANY2, Inc. to immediately terminate this agreement, and any monies due, or to become due to representing profit shall immediately be forfeited.

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     10. RIGHT OF FIRST REFUSAL. COMPANY2, Inc. shall first provide with the right to participate in any real estate acquisition. In the event declines same, COMPANY2, Inc. may finance the project with others.

     11. REFERRALS. COMPANY2, Inc. and its affiliates shall refer all prospective mortgagors to ______ and it's affiliates shall refer all potential ______ purchases to COMPANY2, Inc.

     12. BENEFIT. Except as herein otherwise provided, this Agreement shall inure to the benefit of and be binding upon the parties, their successors or assigns.

     13. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of New York.

     14. BREACH OF CONTRACT. In the event either party wrongfully breaches this agreement, then in that event the breaching party forfeits and waives any monies due from the other party, including accrued fees due or to become due.

     15. INFORMAL ARBITRATION. In the event there is any dispute or disagreement arising out of or in connection with this Agreement, the Parties agree to resolve such disputes and/or disagreements by informal arbitration in accordance with the American Arbitration Association's rules but not through the formal means of the American Arbitration Association. In such event, each party shall each select an Arbitrator within fifteen (15) days after notice of a dispute, and the two selected Arbitrators shall forthwith review and resolve the dispute, whose decision shall be conclusive and binding on the Parties hereto. In the event the two selected Arbitrators cannot agree, the two Arbitrators shall jointly select a third Arbitrator who shall break the tie. The cost of the Arbitration shall be borne by the Party determined to be in error.


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     16. TERMINATION. shall be entitled to terminate this agreement upon the happening of any of the following:

     (a) Bankruptcy, insolvency or assignment for the benefit of creditors of COMPANY2, Inc., ________or __________;

     (b) Death of ______or ______;

     (c) If ______or ______ sells, transfers or assigns any interest in COMPANY2, Inc. Termination of this agreement shall entitle to immediately take control of all management duties and sale of all properties. shall charge back to ______ Inc. all management fees and expenses incurred as a result of the termination, including but not limited to the provisions of paragraph 5 herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written. COMPANY1


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BY:

COMPANY2, INC.
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BY: